Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Convey Health Solutions Holdings, Inc. of our Successor report dated March 23, 2022 relating to the financial statements and financial statement schedule, as well as our Predecessor report dated March 24, 2021 relating to the financial statements and financial statement schedule, which appear in Convey Health Solutions Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ PricewaterhouseCoopers LLP

Hallandale Beach, Florida

March 30, 2022